EXHIBIT 19.1

BEACON BUILDING PRODUCTS

INSIDER TRADING POLICY



November 20, 2024

BEACON

BEACON BUILDING PRODUCTS INSIDER TRADING POLICY

November 20, 2024



I. PURPOSE

Beacon Roofing Supply, Inc. (the "Company") has adopted this Insider Trading Policy (this "Policy") to protect the Company and to help its directors, officers and employees comply with insider trading laws and to prevent even the appearance of improper insider trading.

Not only do we want to protect the Company from potential liability, but we also "Do The Right Thing". It's part of our Core Values. It is who we are. Doing the right thing includes not engaging in improper trading in Company Securities (defined below).

II. SCOPE

A. This Policy applies to all directors, officers and employees of the Company (collectively, "Insiders"). From time to time, the Compliance Officer (as defined below) may designate other individuals (e.g., contractors) as Insiders covered by this Policy because they have access to material nonpublic information concerning the Company.

B. Each Insider, including each Section 16 Individual (defined below) and each Key Employee (defined below), is also responsible for applying this Policy to members of his or her family living under his or her roof and trusts and entities he or she controls, and must acknowledge this responsibility when signing the Receipt and Acknowledgment of this Policy.

C. Except as set forth explicitly below, this Policy applies to any and all transactions in the Company's securities, including transactions in its common stock, options, preferred stock, restricted stock units, and any other type of securities that the Company may issue ("Company Securities"). This Policy applies to such Company Securities regardless of whether they are held in a brokerage account, any employee stock purchase plan, through Shareworks or otherwise.

D. Excluded from this Policy are transactions in Company Securities over which the Insider has no control. Examples include the receipt of dividends by all stockholders or an Insider's receipt of equity awards under a Board approved plan or the vesting of such awards by their terms, including the withholding of shares by the Company in satisfaction of any tax withholding obligations.

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E. The portion of this Policy that is applicable to the Company may be found in Section IX below.

III. SPECIFIC GUIDANCE

A. Generally Prohibited Activities.

1. **Trading in Company Securities.**

   a. No Insider may buy, sell or otherwise trade in, or make a "gift" of, Company Securities while aware of material nonpublic information concerning the Company. A "gift" includes transfers without value and donations during the lifetime of the donor, but excludes acts to settle the estate of a deceased donor. Generally, a gift is not a purchase or sale, but a gift at a time the donor is in possession of material nonpublic information may provide the donor with indirect benefits and is prohibited.

   b. No Insider may buy, sell or otherwise trade in, or make a gift of, Company Securities during any trading blackout period applicable to such Insider as designated by the Compliance Officer.

2. **Tipping.** Providing material nonpublic information to another person who may trade or advise others to trade on the basis of that information is known as "tipping" and is illegal. Therefore, no Insider may "tip" or provide material nonpublic information concerning the Company to any person other than a director, officer or employee of the Company, unless required as part of that Insider's regular duties for the Company and authorized by the Compliance Officer.

3. **Giving Investment Advice.** No Insider may give investment advice of any kind, with or without compensation, about Company Securities to anyone, whether or not such Insider is aware of material nonpublic information about the Company.

4. **Engaging in Short-Swing Profits.** No Section 16 Individual (defined below) may realize profits from most matching purchases and sales of Company Securities during a six-month period regardless of intent and/or such trades occurring during open trading windows. If a Section 16 Individual profits from such short-swing matching transactions, such profits may have to be disgorged from the Section 16 Individual. There are certain transactions exempt from short-swing profit liability, including transactions affecting all stockholders (e.g., receipt of dividends), or vesting of some equity awards. Please consult with the General Counsel with questions.

5. **Engaging in Short Sales; Engaging in Derivative Transactions; Hedging.** No Insider may engage in short sales of Company Securities for his or her personal accounts or accounts of family members, trusts or entities he or she controls ("Personal Accounts"). A short sale is the sale of a security that the seller does not own at the time of the trade. No Insider may engage in transactions in puts, call options or other derivative instruments that relate to or involve Company Securities for his or her Personal Accounts. Such transactions are, in effect, bets on short-term movements in the Company's stock price and therefore create the appearance that the transaction is based on nonpublic information. No Insider may engage in hedging transactions involving Company Securities, including forward sale or purchase contracts, equity swaps or collars, for his or her Personal Accounts. Such transactions are speculative in nature and therefore, create the appearance that the transaction is based on nonpublic information.

6. **Trading on Margin or Pledging.** No Insider may hold Company Securities in a margin account or pledge (or hypothecate) Company Securities as collateral for a loan for his or her Personal Accounts. Margin sales may occur at a time when the Insider is aware of material nonpublic information or otherwise is not permitted to trade in Company Securities.

7. **Trading in Securities of Other Companies.** No Insider may, while in possession of material nonpublic information about any other public company gained in the course of employment with the Company, (a) trade in the securities of the other public company in his or her Personal Accounts, (b) "tip" or disclose such material nonpublic information concerning that public company to anyone, or (c) give investment advice, with or without compensation, to anyone concerning the other public company.

B. Exceptions to Trading in Company Securities in Section A.1.

The prohibitions in Section A.1 "Trading in Company Securities" do not apply to the following:



1. Trading in mutual funds, exchange-traded funds or other publicly traded collective investment trusts managed by a professional investment manager (e.g., a Vanguard or Fidelity mutual fund).

2. Purchases under any employee stock purchase plan that are made pursuant to an investment election made (1) while the Insider is not in possession of material nonpublic information or otherwise subject to a trading blackout, and (2) with respect to Section 16 Individuals and Key Employees, while the Company's trading window is open and subject to initial approval by the Compliance Officer in accordance with the procedures set forth in Section V.C.1 below. Likewise, a participant may stop or change payroll deductions or withdraw from a purchase plan only (1) while the Insider is not in possession of material nonpublic information or otherwise subject to a trading blackout, and (2) with respect to Section 16 Individuals and Key Employees, while the Company's trading window is open and subject to approval by the Compliance Officer.

3. Purchases or sales made pursuant to a Rule 10b5-1 plan that is adopted and operated in compliance with the terms of this Policy (see Section VII).

4. The receipt and vesting of Company stock options or other equity compensation, granted or awarded by the Company to an Insider, if such terms are approved in advance by the Board (or compensation committee), and happen in accordance with such approved terms.

5. The exercise of stock options, and payment of associated withholding, solely with cash provided by the Insider, and not from proceeds of an associated sale. This exception does not cover typical option exercises through the Shareworks platform, in which Shareworks sells shares in the open market to fund the exercise price and withholding. Any securities acquired pursuant to such exercise may only be sold (1) while the Insider is not in possession of material nonpublic information or otherwise subject to a trading blackout, and (2) with respect to Section 16 Individuals and Key Employees, while the Company's trading window is open and subject to approval by the Compliance Officer.

IV. DETERMINING WHETHER INFORMATION IS MATERIAL AND NONPUBLIC

A. Definition of "Material" Information.

1. There is no bright line test for determining whether particular information is material. Such a determination depends on the facts and circumstances unique to each situation, and cannot be made solely based on the potential financial impact of the information.

2. In general, information about the Company should be considered "material" if:

   - A reasonable investor would consider the information significant when deciding whether to buy or sell or vote Company Securities; or

   - The information, if disclosed, could be viewed by a reasonable investor as having significantly altered the total mix of information available in the marketplace about the Company.

   Put simply, if the information could reasonably be expected to affect the price of Company Securities, it should be considered material.

3. Whether information is material will be viewed by enforcement authorities with the benefit of hindsight. In other words, if the price of Company Securities changed as a result of the information having been made public, it will likely be considered material by enforcement authorities.

4. While it is not possible to identify every type of information that could be deemed "material," the following matters ordinarily should be considered material:

   - Financial performance, especially quarterly and year-end earnings or significant changes in financial performance or liquidity.
   - Potential significant mergers and acquisitions or the sale of significant assets or subsidiaries.
   - New major contracts, orders, suppliers, customers, or finance sources, or the loss thereof.
   - Significant changes or developments in supplies, pricing or inventory, including supply chain issues, excess inventory or product shortages.
   - Stock splits, public or private securities/debt offerings, or changes in dividend policy.
   - Significant changes in senior management.
   - Actual or threatened major litigation, or the resolution of such litigation.
   - An imminent change in the Company's credit rating by a rating agency.
   - Cybersecurity incidents, including breaches.
   - The contents of forthcoming publications that may affect the market price of Company Securities.

B. Definition of "Nonpublic" Information.

Information is "nonpublic" if it has not been disseminated to investors through a widely circulated news or wire service (such as Business Wire, Dow Jones, Bloomberg, PR Newswire, etc.) or disclosed by the Company in a conference call open to the general public or through a public filing with the Securities and Exchange Commission (the "SEC"). In order to give the public time to digest information, no Insider in possession of material nonpublic information should trade until after the opening of trading on the third trading day following (i) the Company's release of quarterly or annual earnings (if the nonpublic information relates to earnings) or (ii) widespread public release of information by Company press release, conference call or SEC filing (in the case of other nonpublic information).



C. Limitations on Access to the Company Information.

The following procedures are designed to maintain confidentiality with respect to the Company's business operations and activities.

1. All Company officers, directors and employees should take all steps and precautions necessary to restrict access to, and secure, material nonpublic information by, among other things:
    - Maintaining the confidentiality of Company-related transactions;
    - Conducting their business and social activities so as not to risk inadvertent disclosure of confidential information. Review of confidential documents in public places should be conducted so as to prevent access by unauthorized persons;
    - Restricting access to documents and files (including electronic files) containing material nonpublic information to individuals on a need-to-know basis (including maintaining control over the access to and distribution of Company information);
    - Promptly shredding all copies of confidential documents and other materials from conference rooms following the conclusion of any in-person meetings and deleting any confidential materials used in virtual meetings;
    - Properly disposing of all confidential documents and other papers, when there is no longer any business or other legally required need;
    - Restricting access to areas likely to contain confidential documents or material nonpublic information; and
    - Avoiding the discussion of material nonpublic information in places where the information could be overheard by others such as in elevators, restrooms, hallways, restaurants, airplanes or taxicabs.
2. Personnel involved with material non-public information, to the extent feasible, should always discuss and review such information in a secure setting.

D. Consult the Compliance Officer for Guidance.

Any Insider who is unsure whether the information that he or she possesses is material and/or nonpublic should consult the Compliance Officer for guidance before trading in any Company Securities.

E. Examples.

The following are illustrations of insider trading violations. These illustrations are hypothetical and are not intended to reflect actual activities or businesses:

1. Trading by Insider:

- An employee of the Company learns that a publicly-announced Company deal to acquire a major competitor has unfortunately fallen through. Before the break-up is publicly announced and a trading window opens, the employee sells shares of the Company at a loss. The employee, an insider, is liable (it does not matter that losses were mitigated instead of profits gained).

2. **Trading by Tippee:**



- In the course of her employment, an employee of the Company learns that the Company is about to exceed earnings expectations by a wide margin and mentions this at a dinner party before the Company's earnings results are publicly announced. The employee, and any tippee who trades on the information, are liable for illegal insider trading.
- A spouse of an employee of the Company learns from her spouse negative information regarding the outcome of the Company's recent quarter before it is publicly announced. The spouse sells shares in the Company before the earnings announcement and open trading window, despite the fact her spouse specifically told her not to trade on the information. The tippee spouse misappropriated the confidential information in a breach of trust to her spouse and is liable for insider trading. Please note the tipper employee may still be in violation of Company policy and subject to discipline.

V. ADDITIONAL PROVISIONS FOR SECTION 16 INDIVIDUALS ANDKEY EMPLOYEES

A. Definitions of Section 16 Individuals and Key Employees.

1. **"Section 16 Individuals"** – Each member of the Company's Board of Directors ("Board") and those officers of the Company designated by the Board as "Section 16 officers" of the Company.

2. **"Key Employees"** – Key Employees are those individuals who are a) officers at the Vice President level or above or b) employees who have direct or indirect access to systems, data, or correspondence that may contain material nonpublic information and who have been so informed by the Compliance Officer of their status. The Company's Compliance Officer may change the designation of employees as Key Employees from time to time.

B. The Trading Window.

1. **Trading Only While Trading Window is Open.** Section 16 Individuals and Key Employees may buy, sell or trade in, or make gifts of, Company Securities for his or her Personal Accounts only while the Company's trading window is open. In general, the Company's trading window opens at the opening of trading on the third (3rd) trading day following the Company's release of quarterly or annual earnings, and closes at the close of market trading on the 15th day of the last month of any fiscal quarter (or if the 15th day falls on a non-trading day, the immediately preceding trading day.) For example, if the Company issues its earnings press release on Wednesday, October 30th then the trading window would open with the market opening on Monday, November 4th, and close when the market closes on Friday, December 13th, since the 15th day of the last month of the fiscal quarter ending December 31st falls on a non-trading day. Additionally, the Company may have special trading windows for certain Insiders based on their knowledge of material nonpublic information in connection with certain events, such as acquisitions.

2. **No Trading While Aware of Material Nonpublic Information.** Notwithstanding the provisions of the immediately preceding section, any Section 16 Individual or Key Employee who is in possession of material nonpublic information regarding the Company may not trade in Company Securities in his or her Personal Accounts during an open trading window until the opening of trading on the third (3rd) trading day following the Company's widespread public release of such information.

C. **Procedures for Pre-clearing Trades by Section 16 Individuals and Key Employees.**

1. **Section 16 Individual and Key Employee Trades.** No Section 16 Individual or Key Employee may trade in, or make gifts of, Company Securities in his or her Personal Accounts until:

   a. Each Section 16 Individual notifies the General Counsel and Chief Financial Officer, and each Key Employee (excluding Section 16 Individuals) notifies the Compliance Officer, in writing, of a proposed trade by the close of business of either Monday (for a proposed trade Wednesday through Friday of that week) or Thursday (for a proposed trade Monday through Wednesday of the following week), and each such notice sets forth the amount and nature of the proposed trade; and

   b. He or she certifies, in writing, with the notice of the proposed trade(s), that he or she is not aware of material nonpublic information regarding the Company.

   The notice and certification required by this Section V.C.1 shall be given using the form attached hereto as Exhibit A, or through an automated process or other means as designated by the Compliance Officer using substantially similar information. Reasonable best efforts will be made to pre-clear the proposed trades for which notice has been given pursuant to Section V.C.1.a prior to the relevant three day trading period, provided that the facts referred to in Section V.C.1.b remain correct. Once the trading period identified in the notice has expired, a new notice and certification pursuant to this Section V.C.1 must be given in order for the Section 16 Individual or Key Employee to trade in Company Securities.

   In the event that the date of an earnings release would result in in the trading window opening on a day that is not a Wednesday or a Monday, the Compliance Officer may set an alternative deadline for delivery of the first notice and certification of a trading window, with the start and end dates of the three day trading period adjusted accordingly.

2. **Trades of Compliance Officer, General Counsel and Chief Financial Officer.** If the Compliance Officer desires to complete any trades involving Company Securities for his or her Personal Account, he or she must first obtain the approval of the Chief Financial Officer or the General Counsel of the Company. If either the Chief Financial Officer or the General Counsel desires to complete any trades involving Company Securities for his or her Personal Account, he or she must first obtain the approval of the Compliance Officer of the Company and the other such individual (i.e., the General Counsel if the Chief Financial Officer desires to complete any such trades, or the Chief Financial Officer if the General Counsel desires to complete any such trades).

3. **No Obligation to Approve Trades**. The existence of these pre-clearance procedures does not obligate any of the Chief Financial Officer, General Counsel or Compliance Officer to approve any trades requested by Section 16 Individuals, Key Employees or the Compliance Officer.

D. **Post-Employment.**

Post-Employment Restrictions. In the event that an Insider, Section 16 Individual or Key Employee subject to a blackout period under this policy shall terminate his or her relationship with the Company, for any reason, during a period when the trading window is closed, the Company shall retain the right to apply the closed trading window then in effect to such former Insider, Section 16 Individual or Key Employee of the Company for the duration of such closed trading window in addition to other trading restrictions required by applicable law. In the event that a Section 16 Individual or Key Employee is, in the belief of the Company, in possession of material nonpublic information at the time his or her service terminates, the Company shall have the right to impose a trading blackout commencing on the date of such termination, even if not

during a closed trading window, and ending at the end of the next commencing closed trading window. If *any* Insider is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Company Securities until that information has become public or is no longer material.

E. **Section 16 Reporting Obligations.**

Reporting Changes in Beneficial Ownership. Section 16 Individuals are required to report every change in beneficial ownership of Company Securities to the SEC on a Form 4 within 2 business days after the trade occurs or in certain cases on Form 5 within 45 days after fiscal year end. A Form 4 must be filed even if, as a result of balancing transactions, there has been no net change in holdings.

F. **Rule 144 Reporting Obligations.**

Rule 144. Rule 144 provides a safe harbor exemption to the registration requirements of the Securities Act of 1933 for certain resales of Company common stock by Company control persons. Section 16 Individuals are typically subject to Rule 144. If you are subject to Rule 144, you must instruct your broker who handles trades in Company common stock to follow the brokerage firm's Rule 144 compliance procedures in connection with all trades, including filing a Form 144 with the SEC. This obligation may continue post-employment and post-directorship.


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VI. COMPLIANCE OFFICER

The Company has designated its Vice President, Capital Markets and Treasurer, named below, as the individual responsible for ensuring compliance with this Policy (the "Compliance Officer"). The duties of the Compliance Officer include the following:

A. Administering this Policy and monitoring and enforcing compliance with all Policy provisions and procedures.

B. Responding to all inquiries relating to this Policy.

C. Reviewing and pre-clearing all proposed trades by Key Employees (excluding Section 16 Individuals) in accordance with the procedures set forth in Section V.C.1 above.

D. After discussing with the blackout assessment team, designating and announcing trading blackout periods during which certain Insiders may not trade in Company Securities.

E. Providing copies of this Policy and other appropriate materials (including periodic training provided by the Company) to all new Insiders.

F. Administering, monitoring and enforcing compliance with all federal and state insider trading laws and regulations.

G. Assisting in the preparation and filing of all required SEC reports relating to insider trading in Company Securities.

H. Revising this Policy as necessary to reflect changes in federal or state insider trading laws and regulations, or as otherwise deemed necessary or appropriate.

The Compliance Officer may designate one or more individuals who may perform the Compliance Officer's duties in the event that the Compliance Officer is unable or unavailable to perform such duties.

VII. RULE 10b5-1 TRADING PLANS

A. General Information.


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Under Rule 10b5-1 of the Securities Exchange Act of 1934, an individual has an affirmative defense against an allegation of insider trading if he or she demonstrates that the purchase, sale or trade in question took place pursuant to a binding contract, specific instruction or written plan that was put into place before he or she became aware of material nonpublic information. Such contracts, irrevocable instructions and plans are commonly referred to as Rule 10b5-1 plans.

Rule 10b5-1 plans have the advantage of protecting against insider trading liability. However, they also require advance commitments regarding the amounts, prices and timing of purchases or sales of Company Securities and thus limit trading control. Section 16 Individuals will have the adoption of their Rule 10b5-1 plans publicly disclosed in the Company's periodic reports. Such disclosure will include the date of adoption, duration and number of securities covered, but not pricing terms.

B. Specific Requirements.

1. **Pre-Approval.** For a Rule 10b5-1 plan to serve as a defense against an allegation of insider trading, a number of legal requirements must be satisfied. Accordingly, anyone wishing to establish a Rule 10b5-1 plan must first receive approval from the Compliance Officer or his or her designee. Section 16 Individuals or Key Employees wanting to establish a Rule 10b5-1 plan must also satisfy the notification and certification requirements set forth in Section V.C.1 above.

2. **Material Nonpublic Information and Blackouts**. An individual desiring to enter into a Rule 10b5-1 plan must enter into the plan at a time when he or she is not aware of any material nonpublic information about the Company or otherwise subject to a trading blackout.

3. **Trading Window.** Section 16 Individuals and Key Employees may only establish a Rule 10b5-1 plan when the Company's trading window is open.

4. **Cooling-off Period.** In order to comply with SEC rules, the Company requires that no purchases or sales may occur under a Rule 10b5-1 plan until expiration of a cooling-off period consisting of the later of: (i) ninety days after the adoption of the plan or (ii) two business days following the disclosure of the Company's financial results in a Form 10-Q or Form 10-K for the completed fiscal quarter in which the plan was adopted (but, in any event, this required cooling-off period is subject to a maximum of 120 days after adoption of the plan).

5. **Terminations, Modifications and Transactions Outside a Plan.** Entering into a Rule 10b5-1 plan requires a commitment regarding the amounts, prices and timing of purchases or sales of Company Securities. Accordingly, terminations and trading of any Company Securities outside a plan may limit the availability of the defense, are strongly discouraged, and are only permitted with the advance written approval of the Compliance Officer, which may be withheld in his or her sole discretion. Rule 10b5-1 plan modifications are not permitted. Section 16 Individuals will have the termination of their Rule 10b5-1 plans publicly disclosed in the Company's periodic reports.

The Company will post Guidelines for Rule 10b5-1 Plans from time to time with additional information and requirements.

VIII. POTENTIAL PENALTIES AND DISCIPLINARY SANCTIONS


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A. Civil and Criminal Penalties.

The consequences of prohibited insider trading or tipping can be severe. Persons violating insider trading or tipping rules may be required to disgorge the profit made or the loss avoided by the trading, pay the loss suffered by the person who purchased securities from or sold securities to the Insider or tippee, pay significant civil and/or criminal penalties, and serve a jail term. The Company in such circumstances may also be required to pay civil or criminal penalties.

B. Company Discipline.

Violation of this Policy or federal or state insider trading or tipping laws by any Insider may, in the case of a director, subject the director to a demand for resignation and, in the case of an officer or employee, subject the officer or employee to disciplinary action by the Company up to and including termination for cause.

C. Reporting of Violations.

Any Insider who violates this Policy or any federal or state law governing insider trading or tipping, or knows of any such violation by any other Insider, must report the violation immediately to the Compliance Officer, who is currently Binit Sanghvi, Vice President, Capital Markets and Treasurer (Binit.Sanghvi@becn.com). Upon determining that any such violation has occurred, the Compliance Officer, in consultation with the Company's Disclosure Committee and, where appropriate, the Chair of the Audit Committee of the Board, will determine whether the Company should release any material nonpublic information, and, when required by applicable law, shall cause the Company to report the violation to the SEC or other appropriate governmental authorities.

IX. PROVISION APPLICABLE TO THE COMPANY

The Company may choose to repurchase shares of its common stock as part of a publicly announced share repurchase program authorized by the Board. The Company will not acquire shares of its common stock in such program at any time it is in possession of material nonpublic information (unless pursuant to a Rule 10b5-1 plan or an accelerated share repurchase agreement, in each case entered into at a time the Company is not in possession of material nonpublic information).

X. MISCELLANEOUS

This Policy will be delivered to all Insiders upon its adoption by the Company and to all new Section 16 Individuals or Key Employees when so designated.

Upon first receiving this Policy or any material revision of this Policy, each Section 16 Individual and Key Employee must sign an acknowledgment that he or she has received a copy of this Policy and agrees to comply with its terms and assist in the administration of the Policy with respect to members of his or her family living under his or her roof and trusts and entities he or she controls. Each such Section 16 Individual or Key Employee shall also re-acknowledge this Policy annually.

Insiders are responsible for complying with all federal and state securities laws imposed on them. It is important to note that regardless of pre-clearance or compliance with this Policy, Insiders bear the ultimate responsibility for avoiding improper trading, and that compliance with this Policy does not reduce or relieve the obligations imposed on Insiders by applicable laws. Furthermore, while compliance with this Policy is designed to reduce the risk that an insider trading violation will occur, it is not an assurance or guaranty that an insider trading violation will not be found to have occurred.

RECEIPT AND ACKNOWLEDGMENT

Upon first receiving a copy of the Beacon Roofing Supply, Inc. Insider Trading Policy, any material revision thereof, and thereafter annually, each member of the Board of Directors, each officer designated under the Policy as a "Section 16 Individual" and each individual meeting the definition of "Key Employee" must sign and return to the Compliance Officer the following receipt and acknowledgment.

I, ______________________________________ , hereby acknowledge that I have received and read a copy of the Beacon Roofing Supply, Inc. Insider Trading Policy and consent and agree to comply with its terms, and any revisions or updates thereto, and to assist in the administration of the Policy with respect to members of my family living under my roof and trusts and entities I control. I understand that violation of insider trading or tipping laws or regulations may subject me to severe civil and/or criminal penalties, and that violation of the terms of the Insider Trading Policy may subject me to discipline by the Company up to and including termination for cause.

______________________________________ ______________________________________

Signature Date

____

Print / Type Name

EXHIBIT A

THE BEACON ROOFING SUPPLY, INC.
INSIDER TRADING POLICY

Notice and Certification for Section 16 Individuals and Key Employees

For Section 16 Individuals, to General Counsel and Chief Financial Officer:

For Key Employees (excluding Section 16 Individuals), to Compliance Officer:

I hereby notify you of my intent to trade in securities of Beacon Roofing Supply, Inc. (the "Company"). The amount and nature of the proposed trade is as follows:

☐ Exercise ____________ stock options granted under the Beacon Roofing Supply, Inc. 2014 or 2024 Stock Plan and sell underlying Company common stock;

☐ Sell in the open market ____________ shares of Company common stock currently held at ____________ (example: Fidelity; another broker; in certificated form);

☐ Purchase in the open market ____________ shares of Company common stock;

☐ Gift ____________ shares of Company common stock to ____________ ;

☐ Adopt the attached Rule 10b5-1 plan to sell up to ____________ shares of Company common stock;

☐ Other (explain) ____________

I understand that I am not authorized to trade in Company Securities in my Personal Account(s) or adopt a Rule 10b5-1 plan in reliance upon this Notice and Certification unless and until I receive written pre-clearance. Such authorization, if in response to a request made before the close of business Monday, will continue from Wednesday through Friday of such week, or until the trading window closes, whichever comes first. Such authorization, if in response to a request made before the close of business Thursday, will continue from Monday through Wednesday of the following week, or until the trading window closes, whichever comes first. In the event the Compliance Officer sets an alternative deadline for delivery of the first Notice and Certification of a trading window, the start and end dates of the three day trading period will be adjusted accordingly as communicated by the Compliance Officer. I understand that if I have not completed my proposed trade or adopted my Rule 10b5-1 plan by the last date of the authorization period set forth in or determined pursuant to the three immediately preceding sentences, I must submit a new Notice and Certification in order to trade in Company Securities or adopt a Rule 10b5-1 plan.

I understand that: (i) regardless of pre-clearance of my request, I bear the ultimate responsibility for avoiding improper trading; (ii) pre-clearance of my request does not reduce or relieve the obligations imposed on me by applicable laws; and (iii) pre-clearance of this request is not an assurance or guaranty that an insider trading violation will not be found to have occurred.

I hereby certify that I am not aware of material nonpublic information concerning the Company as of the date of this Certification.

Date: ____________ Signature: ____________

Print / Type Name: ____________

TO BE COMPLETED BY GENERAL COUNSEL, CHIEF FINANCIAL OFFICER OR COMPLIANCE OFFICER, AS APPLICABLE

Pre-cleared: ____________ Date: ____________